Exhibit 32.1

CERTIFICATION

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report of Columbus McKinnon Corporation (the "Company") on Form 10-K for the year ended March 31, 2014, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the such Annual Report on Form 10-K fairly presents, in all material  respects,  the  financial condition and result of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Dated:  May 29, 2014

/s/ TIMOTHY T. TEVENS
Timothy T. Tevens
Chief Executive Officer
(Principal Executive Officer)

/s/ GREGORY P. RUSTOWICZ
Gregory P. Rustowicz
Chief Financial Officer
(Principal Financial Officer)